Exhibit 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:38 PM 02/21/2014
FILED 02:38 PM 02/21/2014
SRV 140216748 - 3081816 FILE

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

APPIAN CORPORATION

Appian Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

A. The name of the Corporation is Appian Corporation. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 11, 1999. An Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 7, 2008. Certificates of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation were filed with the Secretary of State of the State of Delaware on January 30, 2009 and July 6, 2009.

B. Pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, the Second Amended and Restated Certificate of Incorporation has been duly adopted by the written consent of the stockholders of the Corporation, and restates and integrates and further amends the provisions of the Amended and Restated Certificate of Incorporation of the Corporation.

C. The text of the Amended and Restated Certificate of Incorporation of the Corporation, including all amendments thereto and all Certificates of Designation of all series of Preferred Stock of the Corporation, if any, is hereby amended and restated in its entirety to read as follows:

I.

The name of this corporation is Appian Corporation (the “Corporation”).

II.

The address of the registered office of this Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, and the name of the registered agent of this Corporation in the State of Delaware at such address is The Corporation Trust Company.

III.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

A. The Corporation is authorized to issue two classes of stock to be designated, respectively, Common Stock and Preferred Stock. The Corporation is authorized to issue a total of 41,123,759 shares of stock, 32,000,000 of which are hereby designated as Common Stock (the “Common Stock”) and 9,123,759 of which are hereby designated as Preferred Stock (the “Preferred Stock”). The Common Stock and the Preferred Stock shall each have a par value of $0.0001 per share.

B. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding plus the number of shares reserved for issuance) by the affirmative vote of the holders of at least a majority of the stock of the Corporation entitled to vote (voting together as a single class on an as-if converted to Common Stock basis).

C. 6,063,734 of the authorized shares of Preferred Stock are designated Series A Convertible Preferred Stock (the “Series A Preferred”), and 3,060,025 of the authorized shares of Preferred Stock are hereby designated Series B Convertible Preferred Stock (the “Series B Preferred”).

D. The rights, preferences, privileges, restrictions and other matters relating to the Preferred Stock are as follows:

1.	DIVIDEND RIGHTS.

(a) Holders of Series A Preferred and holders of Series B Preferred, prior and in preference to the holders of Common Stock and any other class or series of stock ranking junior to the Series A Preferred and Series B Preferred with respect to dividends, liquidation or redemption (collectively, the “Junior Stock”), shall be entitled to receive dividends at the rate of eight percent (8%) of the applicable Original Issue Price (as defined below) per annum (the “Dividend Rate”) on each outstanding share of Series A Preferred and each outstanding share of Series B Preferred. Such dividends with respect to the Series A Preferred shall be cumulative and shall accrue from day to day until paid, regardless of whether earned or declared, and such dividends with respect to the Series B Preferred shall be non-cumulative and shall not accrue unless declared; provided, however, that in each such case, except as set forth in Section 1(c) or in Sections 3, 5, or 6, dividends with respect to the Series A Preferred and the Series B Preferred shall be payable, on a pari passu basis, only when, as and if declared by the Board of Directors, and the Corporation shall be under no obligation to pay such dividends.

(b) The “Series A Original Issue Price” shall be $1.77806 per share for the Series A Preferred, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Series A Preferred; and the “Series B Original Issue Price” shall be $12.2548 per share for the Series B Preferred, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Series B Preferred (the Series A Original Issue Price and the Series B Original Issue Price, each, an “Original Issue Price”).

(c) Subject to Section 1(e), so long as any shares of Series A Preferred or Series B Preferred are outstanding, the Corporation shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the Junior Stock, or purchase, redeem or otherwise acquire for value any shares of Junior Stock until all dividends as set forth in Section 1(a) above on the Preferred Stock shall, if and as applicable, have been paid or declared and set apart.

(d) In the event dividends are paid on any share of Common Stock, whether in cash or property, the Corporation shall pay an additional dividend on all outstanding shares of Preferred Stock in a per share amount equal (on an as-if converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock.

(e) The provisions of Sections 1(c), 1(d) and 2(b)(vi) shall not apply to: (i) a dividend payable in Common Stock; (ii) acquisitions of Common Stock by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares at cost (or the lesser of cost or fair market value) upon termination of services to the Corporation;

(iii) acquisitions of Common Stock in exercise of the Corporation’s right of first refusal to repurchase such shares, provided that such exercise is approved by the Board, including the affirmative approval of the Preferred Stock Designees (as defined below), or (iv) any repurchase of any outstanding securities of the Corporation that is approved by the Board, including the affirmative approval of the Preferred Stock Designees.

(f) Whenever a dividend provided for in this Section 1 shall be payable in property other than cash, the value of such dividend shall be the fair market value of such distribution as determined in good faith by the Board.

2.	VOTING RIGHTS.

(a) General Rights. Each holder of shares of the Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock are convertible (pursuant to Section 5 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law) and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation. For purposes of clarification, the number of shares of Common Stock that the Corporation may elect to use as payment against any accrued and unpaid dividends pursuant to Section 3 or 5 shall not be construed as shares of Common Stock into which shares of Preferred Stock are convertible. Except as otherwise provided herein or as required by law, the Preferred Stock shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock and as provided by law.

(b) Separate Vote of Preferred Stock. For so long as, in the aggregate, at least 2,280,940 shares of Preferred Stock remain outstanding (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Preferred Stock), in addition to any other vote or consent required herein or by law, the affirmative vote or written consent of the holders of at least 75% of the then outstanding shares of Series A Preferred and Series B Preferred, voting together as a single class on an as-converted basis, shall be necessary for the Corporation to effect or validate any of the following actions or to permit any subsidiary of the Corporation to effect or validate any of the following actions, in each case, whether by merger, consolidation, recapitalization or otherwise:

(i) Any amendment, alteration, repeal or waiver of any provision of the Bylaws of the Corporation;

(ii) Any increase or decrease in the authorized number of shares of Preferred Stock or Common Stock of the Corporation;

(iii) Any authorization, designation, reclassification or issuance of any new class or series of equity securities or any other securities convertible into equity securities of the Corporation, in each case ranking pari passu with or senior to the Preferred Stock;

(iv) Any redemption or repurchase of the Corporation’s equity securities or securities convertible into equity securities (except as set forth in Section 1(e) above or pursuant to Section 6 below);

(v) Any agreement by the Corporation regarding the acquisition of the stock or all or substantially all of the assets of another entity;

(vi) Any voluntary Liquidation Event (as defined below) in which (i) the equity of the Corporation is valued at $700,000,000 or less or (ii) the consideration is payable in other than cash or publicly traded freely marketable securities;

(vii) Any action that results in the payment or declaration of a dividend on any shares of Junior Stock;

(viii) Any borrowings, loans or guarantees by the Corporation in excess of $500,000; and

(ix) Any transaction by the Corporation with any employee, officer, director or affiliates of the Corporation unless approved by the Board (including a majority of disinterested Directors).

(c) Separate Vote of Series A Preferred. For so long as at least 1,515,934 shares of Series A Preferred remain outstanding (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Series A Preferred), in addition to any other vote or consent required herein or by law, the affirmative vote or written consent of the holders of at least a majority of the then outstanding shares of Series A Preferred, voting as a separate class, shall be necessary for the Corporation to effect or validate any of the following actions or to permit any subsidiary of the Corporation to effect or validate any of the following actions, in each case, whether by merger, consolidation, recapitalization or otherwise: any amendment, alteration, repeal or waiver of any provision of the Second Amended and Restated Certificate of Incorporation of the Corporation in a manner that adversely affects the rights, preferences or privileges of the Series A Preferred and in a manner different than any other series of Preferred Stock (it being understood that a series of Preferred Stock shall not be deemed to be affected differently because of the proportional differences in the amounts of respective issue prices and liquidation preferences that arise out of differences in the Series A Original Issue Price vis-à-vis any other series of Preferred Stock).

(d) Separate Vote of Series B Preferred. For so long as at least 765,006 shares of Series B Preferred remain outstanding (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Series B Preferred), in addition to any other vote or consent required herein or by law, the affirmative vote or written consent of the holders of at least a majority of the then outstanding shares of Series B Preferred, voting as a separate class, shall be necessary for the Corporation to effect or validate any of the following actions or to permit any subsidiary of the Corporation to effect or validate any of the following actions, in each case, whether by merger, consolidation, recapitalization or otherwise: any amendment, alteration, repeal or waiver of any provision of the Second Amended and Restated Certificate of Incorporation of the Corporation in a manner that adversely affects the rights, preferences or privileges of the Series B Preferred and in a manner different than any other series of Preferred Stock (it being understood that a series of Preferred Stock shall not be deemed to be affected differently because of the proportional differences in the amounts of respective issue prices and liquidation preferences that arise out of differences in the Series B Original Issue Price vis-à-vis any other series of Preferred Stock).

(e) Election of Board of Directors.

(i) The number of directors eligible to serve on the Board is hereby set at nine (9).

(ii) For so long as at least 500,000 shares of Series A Preferred remain outstanding (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Series A Preferred), the holders of Series A Preferred outstanding as of the record date, voting exclusively as a separate class, shall be entitled to elect two (2) members of the Board (collectively, the “Series A Designees”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors. For so long as at least 250,000 shares of Series B Preferred remain outstanding (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Series B Preferred), the holders of Series B Preferred outstanding as of the record date, voting exclusively as a separate class, shall be entitled to elect one (1) member of the Board (the “Series B Designee,” and collectively with the Series A Designees, the “Preferred Stock Designees”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

(iii) The holders of Common Stock, voting exclusively as a separate class (notwithstanding Section 2(a), excluding Preferred Stock), shall be entitled to elect all remaining members of the Board, at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

3.	LIQUIDATION RIGHTS.

(a) Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary (each, a “Liquidation Event”), before any distribution or payment shall be made to the holders of any Junior Stock, the holders of Preferred Stock shall be entitled to be paid, on a pari passu basis, out of the assets of the Corporation legally available for distribution (or, in the event of an Acquisition or Asset Transfer, the consideration received in such transaction), for each share of Preferred Stock held by them, an amount per share of Preferred Stock equal to the greater of (i) the applicable Original Issue Price plus any dividends accrued or declared but unpaid thereon (the “Liquidation Preference”), and (ii)the amount they would be entitled to receive had they converted such shares of Preferred Stock into shares of Common Stock immediately prior to the Liquidation Event. If applicable, after payment of the Liquidation Preference to the holders of Preferred Stock as provided in clause (i) of the immediately preceding sentence, then any remaining assets shall be distributed ratably to the holders of Common Stock. If applicable, upon any such Liquidation Event, the assets of the Corporation (or, in the event of an Acquisition or Asset Transfer, the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Preferred Stock of the Liquidation Preference, then such assets (or consideration) shall be distributed among the holders of Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which such holders would otherwise be respectively entitled if such amounts had been paid in full. At the option of the Corporation, the portion of the Liquidation Preference attributable to accrued or declared but unpaid dividends may be paid in cash or Common Stock (at the Common Stock’s fair market value determined by the Board as of the date of such payment).

(b) Deemed Conversion. Notwithstanding Section 3(a) above, solely for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation Event, each series of Preferred Stock shall be treated as if all holders of such series had converted such holder’s shares of such series into shares of Common Stock immediately prior to the Liquidation Event if, as a result of an actual conversion of any series of Preferred Stock (including taking into account the operation of this paragraph (b) with respect to all series of Preferred Stock), holders of such series would receive (with respect to such series), in the aggregate, an amount greater than the amount that would be distributed to holders of such series if such holders had not converted such series of Preferred Stock into shares of Common Stock. If holders of any series are treated as if they had converted shares of Preferred Stock into Common Stock pursuant to this paragraph, then such holders shall not be entitled to receive any distribution pursuant to Section 3(a) above that would otherwise be made to holders of such series of Preferred Stock; provided, however, that (i) dividends payable with respect to the Series A Preferred upon such conversion shall be paid, whether or not declared, and (ii) dividends payable with respect to the Series B Preferred upon such conversion shall be paid, only if previously declared, in each such case in cash or Common Stock (at the Common Stock’s fair market value determined by the Board as of the date of such payment) at the option of the Corporation. Similarly, notwithstanding anything to the contrary contained in this Section 3 or Section 4 below, if an Acquisition or Asset Transfer (as defined below) is treated as a Liquidation Event, and after the payments to the holders of Preferred Stock pursuant to Section 3(a) have been made, additional payments or proceeds are made or distributed as the result of termination or expiration of an escrow or operation of an earn-out or similar arrangement or termination of dissenter’s or appraisal rights that, if distributed pro rata to the former holders of Preferred Stock in accordance with Section 3(a), would exceed the amount of applicable Liquidation Preference, then all such former holders of Preferred Stock shall be treated as if such former holders had converted their shares of such series into shares of Common Stock immediately prior to the Liquidation Event. Nothing in this paragraph shall cause a distribution to the holders of Preferred Stock that would exceed the greater of the amount of applicable Liquidation Preference and the amount the holders of Preferred Stock would have received had they converted their shares of Preferred Stock immediately prior to the Liquidation Event.

(c) In the event of an Acquisition or Asset Transfer, if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow, and/or is payable to the stockholders of the Corporation subject to contingencies, the merger agreement, sale agreement, or other agreement governing such Liquidation Event shall provide that (i) the portion of such consideration that is not placed into escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of Preferred Stock in accordance with the applicable Liquidation Preference and the holders of Common Stock as if the Initial Consideration were the only consideration payable in connection with such Liquidation Event, and (ii) any additional consideration which becomes payable to the holders of Preferred Stock and the holders of Common Stock upon release from escrow or satisfaction of contingencies shall be allocated among the holders of Preferred Stock in accordance with the applicable Liquidation Preference and the holders of Common Stock after taking into account the previous payment of the Initial Consideration as part of the same transaction.

4.	ASSET TRANSFER OR ACQUISITION RIGHTS.

(a) An Acquisition or Asset Transfer (each as hereinafter defined) shall be deemed to be a Liquidation Event (and the term “Liquidation Event” shall mean and include any Acquisition or Asset Transfer). The Corporation shall not have the power to effect any transaction constituting an Acquisition or Asset Transfer unless the agreement or plan of merger or consolidation provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Section 3 above. The amount to be paid or distributed to holders of capital stock of the Corporation upon any Acquisition or Asset Transfer shall be determined in accordance with Section 4(c) below.

(b) For the purposes of this Article IV: (i) “Acquisition” shall mean(A) any consolidation, stock exchange or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the voting power of the surviving entity (or if the surviving entity is a wholly-owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Corporation is a party in which in excess of fifty percent (50%) of the Corporation’s voting power is transferred; provided that an Acquisition shall not include (x) any consolidation or merger effected exclusively to change the domicile of the Corporation, or (y) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Corporation or any successor or indebtedness of the Corporation is cancelled or converted or a combination thereof; and (ii) “Asset Transfer” shall mean a sale, lease or other disposition of all or substantially all of the assets of the Corporation or the sale, exclusive license, conveyance, exchange or other transfer of all or substantially all of the intellectual property of the Corporation.

(c) Proceeds from any Acquisition or Asset Transfer shall be payable to the stockholders of the Corporation in accordance with the preferences set forth in Section 3 and shall be valued as follows: if the consideration to be received is securities of a corporation or other property other than cash, its value will be deemed its fair market value as determined in good faith by the Board on the date such determination is made; provided, however, that any publicly-traded securities to be distributed to stockholders will be valued as follows:

(i) Securities not subject to investment letter or other similar restrictions on free marketability:

(A) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30)-day period ending three (3) calendar days prior to the closing; and

(B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever are applicable) over the thirty (30)-day period ending three (3) calendar days prior to the closing.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in Sections 4(c)(i)(A) and (B) to reflect the approximate fair market value thereof, as determined in good faith by the Board.

(d) Notwithstanding anything to the contrary in this Section 4, if the definitive transaction documents for an Acquisition or Asset Transfer provide for a different method of valuation, the method of valuation set forth in such documents shall control.

5.	CONVERSION RIGHTS.

The holders of the Preferred Stock shall have the following rights with respect to the conversion of the Preferred Stock into shares of Common Stock (the “Conversion Rights”):

(a) Optional Conversion. Subject to and in compliance with the provisions of this Section 5, any shares of Preferred Stock may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock.

(b) Conversion Rate. Each share of Preferred Stock shall be convertible into such number of shares of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Original Issue Price by the applicable Conversion Price then in effect at the time of conversion.

(c) Conversion Price. The conversion price for a series of Preferred Stock shall initially be the Original Issue Price of such series of Preferred Stock (the “Conversion Price”). Such initial Conversion Price shall be adjusted from time to time in accordance with this Section 5. All references to the Conversion Price herein shall mean the applicable Conversion Price as so adjusted and in effect from time to time.

(d) Mechanics of Conversion. Each holder of Preferred Stock who desires to convert the same into shares of Common Stock pursuant to this Section 5 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Preferred Stock being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash (at the Common Stock’s fair market value determined by the Board as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Preferred Stock. The Corporation shall also pay, at the election of the Corporation, in cash or in Common Stock (at the Common Stock’s fair market value determined by the Board as of the date of such conversion), any accrued and any declared and unpaid dividends on the shares of Preferred Stock being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(e) Adjustment for Stock Splits and Combinations. If at any time or from time to time after the date the first share of Series B Preferred is issued (the “Original Issue Date”) the Corporation effects a subdivision of the outstanding Common Stock, the applicable Conversion Price for such series of Preferred Stock in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Original Issue Date the Corporation combines the outstanding shares of Common Stock into a smaller number of shares, the applicable Conversion. Price for such series of Preferred Stock in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 5(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f) Adjustment for Common Stock Dividends and Distributions. If at any time or from time to time after the Original Issue Date the Corporation pays to holders of Common Stock a dividend or other distribution on the Common Stock in additional shares of Common Stock without a corresponding dividend or other distribution to holders of Preferred Stock, each Conversion Price that is then in effect shall be decreased as of the time of such issuance, as provided below:

(i) Each Conversion Price for each series of Preferred Stock shall be adjusted by multiplying each applicable Conversion Price then in effect by a fraction:

(A) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance; and

(B) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

(ii) If the Corporation fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, each Conversion Price shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

(iii) If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, each Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter each Conversion Price shall be adjusted pursuant to this Section 5(f) to reflect the actual payment of such dividend or distribution.

(g) Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than an Acquisition or Asset Transfer as defined in Section 4 or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 5), in any such event each holder of Preferred Stock shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, merger, consolidation or other change by holders of the number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification, merger, consolidation or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Preferred Stock after the capital reorganization to the end that the provisions of this Section 5 (including adjustment of the applicable Conversion Price then in effect and the number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable. For purposes of clarification, the number of shares of Common Stock that the Corporation may elect to use as payment against any accrued or declared but unpaid dividends pursuant to Section 3(a), Section 5(d) or Section 5(l)(iii) shall not be construed as shares of Common Stock into which shares of Preferred Stock are convertible.

(h) Sale of Shares Below Conversion Price.

(i) If, at any time or from time to time, after the Original Issue Date the Corporation issues or sells, or is deemed by the express provisions of this Section 5(h) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided in Section 5(e), 5(f) or 5(g) above, for an Effective Price (as defined below) less than the then effective Conversion Price of any series of Preferred Stock (a “Qualifying Dilutive Issuance”), then and in each such case, the then effective Conversion Price of each such series shall be decreased, concurrent with such issue or sale, to a price (calculated to the eighth digit to the right of the decimal point) determined by multiplying the applicable Conversion Price in effect immediately prior to such issuance or sale by a fraction:

(A) the numerator of which shall be (i) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale, plus (ii) the number of shares of Common Stock which the Aggregate Consideration (as defined below) received or deemed received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such then-effective applicable Conversion Price, and

(B) the denominator of which shall be (i) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale, plus (ii) the total number of Additional Shares of Common Stock so issued.

(ii) For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of actually issued and outstanding shares of Common Stock on the day immediately preceding the given date, plus (B) the number of shares of Common Stock into which the then outstanding shares of Preferred Stock could be converted if fully converted on the day immediately preceding the given date, plus (C) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

(iii) For the purpose of making any adjustment required under this Section 5(h), the aggregate consideration received by the Corporation for any issue or sale of securities (the “Aggregate Consideration”) shall be computed as follows: (A) to the extent it consists of cash, Aggregate Consideration shall be computed at the gross amount of cash received by the Corporation before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale and without deduction of any expenses payable by the Corporation, (B) to the extent it consists of property other than cash, Aggregate Consideration shall be computed at the fair value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, Aggregate Consideration shall be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iv) For the purpose of the adjustment required under this Section 5(h), subject to the exclusions set forth in clauses (A) through (F) of the definition of “Additional Shares of Common Stock” in Section 5(h)(vii) below, if the Corporation issues or sells (x) Preferred Stock or other stock, options, warrants, purchase rights or other securities convertible into, shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (y) rights or options for the purchase of shares of Common Stock or Convertible Securities and if the Effective Price of such issuance or sale is less than any Conversion Price, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon conversion of such Convertible Securities or exercise of such rights or options shall be deemed to be Additional Shares of Common Stock issued at the time of the issuance of such rights or options or Convertible Securities and the Corporation shall be deemed to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such rights or options or Convertible Securities plus:

(A) in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise of such rights or options; and

(B) in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

(v) In the event of any change in the number of Additional Shares of Common Stock deliverable upon the exercise or conversion of rights, options or Convertible Securities, or any change in the minimum amount of consideration payable to the Corporation upon the exercise or conversion of rights, options or Convertible Securities (other than by reason of antidilution adjustments or similar provisions), each Conversion Price, if and to the extent in any way affected by or calculated using such rights, options or Convertible Securities, shall be recalculated to reflect such change.

(vi) No further adjustment of any Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the applicable Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the applicable Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such

Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Corporation on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Preferred Stock.

(vii) For the purpose of making any adjustment to the Conversion Price of the Preferred Stock required under this Section 5(h), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this Section 5(h) (including shares of Common Stock subsequently reacquired or retired by the Corporation), other than:

(A) shares of Common Stock issued upon conversion of the Preferred Stock;

(B) shares of Common Stock or Convertible Securities issued as a dividend or distribution on the Preferred Stock;

(C) shares of Common Stock or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by 5(e), 5(f) or 5(g);

(D) up to 2,496,438 shares of Common Stock or Convertible Securities issued with the consent of the Board, whether issued before or after the Original Issue Date (provided that any Convertible Securities for such shares that expire or terminate unexercised or any restricted Common Stock repurchased by the Corporation at cost shall not be counted toward such maximum number unless and until such shares are regranted as new stock grants or as new Convertible Securities) to employees, officers or directors of, or consultants or advisors to the Corporation or any subsidiary, pursuant to the Corporation’s 2007 Stock Option Plan or such other stock purchase or stock option plan or other arrangements that are approved by the Board;

(E) shares of Common Stock or Convertible Securities actually issued pursuant to the exercise of Convertible Securities outstanding as of the Original Issue Date; or

(F) shares of Common Stock, Preferred Stock and Convertible Securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution approved by the Board (which approval shall include the affirmative approval of the Preferred Stock Designees).

References to Common Stock in the subsections of this clause (vii) above shall mean all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this Section 5(h). The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Corporation under this Section 5(h), into the Aggregate Consideration received, or deemed to have been received by the Corporation for such issue under this Section 5(h), for such Additional Shares of Common Stock. In the event that the number of shares of Additional Shares of Common Stock or the Effective Price cannot be ascertained at the time of issuance, such Additional Shares of Common Stock shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the Effective Price, as applicable, ascertainable.

(viii) In the event that the Corporation issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance (the “First Dilutive Issuance”), then in the event that the Corporation issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance (a “Subsequent Dilutive Issuance”) pursuant to the same instruments as the First Dilutive Issuance, then and in each such case upon a Subsequent Dilutive Issuance each Conversion Price, if and as applicable, shall be reduced to the applicable Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(i) Waiver of Antidilution Protection. Notwithstanding anything to the contrary, any provision of Section 5(h) and any adjustments made or required to be made to the applicable Conversion Price for any series of Preferred Stock pursuant hereto may be waived on behalf of all shares of such series by the vote or written consent of the holders of at least a majority of the then outstanding shares of such series, voting together as a separate class.

(j) Certificate of Adjustment. In each case of an adjustment or readjustment of any Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of any series of Preferred Stock, if such Preferred Stock is then convertible pursuant to this Section 5, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment (a “Certificate of Adjustment”), and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of such series of Preferred Stock at the holder’s address as shown in the Corporation’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Corporation for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the applicable Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of such Preferred Stock. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Preferred Stock (but in any event not later than 10 days thereafter in each case), furnish or cause to be furnished to such holder a certificate setting forth (i) the applicable Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Preferred Stock.

(k) Notices of Record Date. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition or other capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, or any Asset Transfer, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Preferred Stock at least ten (10) days prior to the record date specified therein (or such shorter period approved by the holders of at least 75% of the outstanding Preferred Stock) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

(l) Automatic Conversion.

(i) Each share of Preferred Stock shall automatically be converted into shares of Common Stock, in accordance with Section 5(b), (A) at any time upon the affirmative election of the holders of at least 75% of the then outstanding shares of Preferred Stock, voting together as a single class on as-converted basis, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation in which (i) the per share price is at least one and one-half (1 1⁄2) times the Series B Original Issue Price (as adjusted for stock splits, dividends, recapitalizations and the like after the filing date hereof), and (ii) the gross cash proceeds to the Corporation (before underwriting discounts, commissions and fees) are at least $50,000,000 (a “Qualified Public Offering”).

(ii) Upon the occurrence of either of the events specified in Sections 5(l)(i)(A) or (B) above, the respective outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Preferred Stock, the holders of such Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which such shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.

(iii) Upon the occurrence of the event specified in Section 5(1)(i)(A) or (B) above, simultaneously with the delivery of a certificate or certificates for shares of Common Stock pursuant to Section 5(l)(ii) immediately above, the Corporation shall pay (A) to each holder of Series A Preferred the amount of accrued and unpaid dividends attributable to such holder’s shares of Series A Preferred that converted into Common Stock pursuant to Section 5(l)(i)(B) above; and (B) to each holder of Series B Preferred the amount, if any, of declared but unpaid dividends attributable to such holder’s shares of Series B Preferred that converted into Common Stock pursuant to Section 5(l)(i)(B) above, in each such case in cash or Common Stock (at the Common Stock’s fair market value determined by the Board as of the date of such payment) at the option of the Corporation.

(m) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion, would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock’s fair market value (as determined by the Board) on the date of conversion.

(n) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(o) Notices. Any notice required by the provisions of this Section 5 shall be in writing and shall be deemed effectively given: (i) upon persona] delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (l) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

(p) Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered.

(q) Waiver. Any of the rights, preferences and privileges of any series of Preferred Stock set forth herein may be waived on behalf of all holders of such series of Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the outstanding shares of such series of Preferred Stock, voting together as a separate class.

6.	REDEMPTION OF PREFERRED STOCK.

The Preferred Stock shall not be redeemable and the Corporation shall have no obligation to redeem any share of Preferred Stock.

7.	NO REISSUANCE OF PREFERRED STOCK.

No shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.

V.

A. The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent under applicable law.

B. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of, and advancement of expenses to, directors, officers, employees, other agents of the Corporation and any other persons to which the DGCL permits the Corporation to provide indemnification.

C. Any repeal or modification of this Article V shall only be prospective and shall not affect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

VI.

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board.

B. Subject to the limitations set forth herein, the Board is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation.

C. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

VII.

In the event that a director of the Corporation who is also a partner or employee of an entity that is a holder of Preferred Stock and that is in the business of investing and reinvesting in other entities (each, a “Fund”) acquires knowledge of a potential transaction or matter in such person’s capacity as a partner or employee of the Fund and that may be a corporate opportunity for both the Corporation and such Fund (a “Corporate Opportunity”), then (i) such Corporate Opportunity shall belong to such Fund, (ii) such director shall, to the fullest extent permitted by law, have fully satisfied and fulfilled his fiduciary duty to the Corporation and its stockholders with respect to such Corporate Opportunity, and (iii) the Corporation, to the fullest extent permitted by law, waives any claim that such Corporate Opportunity constituted a corporate opportunity that should have been presented to the Corporation or any of its affiliates provided, however, that such director acts in good faith and such opportunity was not offered to such person in his or her capacity as a director of the Corporation.

* * * *

This Second Amended and Restated Certificate of Incorporation has been duly approved by the Board of the Corporation.

This Second Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the DGCL. This Second Amended and Restated Certificate of Incorporation have been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Corporation.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, APPIAN CORPORATION, has caused this Second Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer this 21st day of February, 2014.

APPIAN CORPORATION

By:	/s/ Matthew Calkins
Matthew Calkins
President and Chief Executive Officer

State of Delaware Secretary of State Division of Corporations Delivered 02:27 PM 05/27/2015 FILED 02:10 PM 05/27/2015 SRV 150783327 - 3081816 FILE

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

APPIAN CORPORATION

Appian Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

ONE: The name of the Corporation is Appian Corporation (the “Corporation”).

TWO: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 11, 1999. An Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 7, 2008. Certificates of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation were filed with the Secretary of State of the State of Delaware on January 30, 2009 and July 6, 2009, An Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 21, 2014.

THREE: Pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), this amendment to the Second Amended and Restated Certificate of Incorporation has been duly adopted by written consent of the stockholders of the Corporation, and amends the provisions of the Second Amended and Restated Certificate of Incorporation of the Corporation.

1. Article Fourth, Section A of the Second Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

“A. The Corporation is authorized to issue two classes of stock to be designated, respectively, Common Stock and Preferred Stock. The Corporation is authorized to issue a total of 79,301,840 shares of stock, 61,462,320 of which are hereby designated as Common Stock (the “Common Stock”) and 17,839,520 of which are hereby designated as Preferred Stock (the “Preferred Stock”). The Common Stock and the Preferred Stock shall each have a par value of $0.0001 per share.

Effective as of this date, (i) every one share of the Company’s Common Stock outstanding will be split into two (2) shares of Common Stock described in this Certificate and (ii) every one share of the Company’s Preferred Stock outstanding will be split into two (2) shares of Preferred Stock described in this Certificate (the “Stock Split”). No fractional shares of Common Stock or Preferred Stock will be issued in connection with the Stock Split. All shares of Common Stock and Preferred Stock so split that are held by a stockholder will be aggregated subsequent to the foregoing Stock Split, and any fractional share of Common Stock or Preferred Stock resulting from such split will be disregarded. Notwithstanding the foregoing, the par value of each share of the outstanding Common Stock and Preferred Stock will not be adjusted in connection with the Stock Split.”

2. Article Fourth, Section C of the Second Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

“C. 12,127,468 of the authorized shares of Preferred Stock are designated Series A Convertible Preferred Stock (the “Series A Preferred”), and 6,120,050 of the authorized shares of Preferred Stock are hereby designated Series B Convertible Preferred Stock (the “Series B Preferred”).”

3. Article Fourth, Section D, Subsection 1(b) of the Second Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

“(b) The “Series A Original Issue Price” shall be $.88903 per share for the Series A Preferred, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Series A Preferred; and the “Series B Original Issue Price” shall be $6.1274 per share for the Series B Preferred, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Series B Preferred (the Series A Original Issue Price and the Series B Original Issue Price, each, an “Original Issue Price”).”

FOUR: All other provisions of the Second Amended and Restated Certificate of Incorporation will remain in full force and effect.

FIVE: This amendment to the Second Amended and Restated Certificate of Incorporation has been duly approved by the Board of the Corporation.

SIX: This amendment to the Second Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the DGCL by the stockholders of the Corporation.

* * * * *

Appian Corporation has caused this Amendment to Certificate of Incorporation to be signed by its Chief Executive Officer and President this May 22, 2015.

APPIAN CORPORATION

By:

Matthew Calkins
Chief Executive Officer & President

State of Delaware Secretary of State Division of Corporations Delivered 04:54 PM 06/03/2015 FILED 04:16 PM 06/03/2015 SRV 150874390 - 3081816 FILE

STATE OF DELAWARE

CERTIFICATE OF CORRECTION

Appian Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”).

DOES HEREBY CERTIFY:

1. The name of the corporation is Appian Corporation (hereinafter referred to as the “Corporation”).

2. That the Certificate of Amendment to Certificate of Incorporation of the Corporation (the “Certificate”), filed with the Secretary of State of Delaware on May 27, 2015, required revision as permitted by Section 204 of the DGCL.

3. The total number of authorized shares of stock was incorrectly listed as 79,301,840 and the number of designated Preferred Stock was incorrectly listed as 17,839,520.

4. Article Three of the Certificate is hereby revised to read in its entirety, as follows1:

THREE: Pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), this amendment to the Second Amended and Restated Certificate of Incorporation has been duly adopted by written consent of the stockholders of the Corporation, and amends the provisions of the Second Amended and Restated Certificate of Incorporation of the Corporation.

1. Article Fourth, Section A of the Second Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

“A. The Corporation is authorized to issue two classes of stock to be designated, respectively, Common Stock and Preferred Stock. The Corporation is authorized to issue a total of 79,709,838 shares of stock, 61,462,320 of which are hereby designated as Common Stock (the “Common Stock”) and 18,247,518 of which are hereby designated as Preferred Stock (the “Preferred Stock”). The Common Stock and the Preferred Stock shall each have a par value of $0.0001 per share.

Effective as of this date, (i) every one share of the Company’s Common Stock outstanding will be split into two (2) shares of Common Stock described in this Certificate and (ii) every one share of the Company’s Preferred Stock outstanding will be split into two (2) shares of Preferred Stock described in this Certificate (the “Stock Split”). No fractional shares of Common Stock or Preferred Stock will be issued in

[1]	The adjusted values are underlined

connection with the Stock Split. All shares of Common Stock and Preferred Stock so split that arc held by a stockholder will be aggregated subsequent to the foregoing Stock Split, and any fractional share of Common Stock or Preferred Stock resulting from such split will be disregarded. Notwithstanding the foregoing, the par value of each share of the outstanding Common Stock and Preferred Stock will not be adjusted in connection with the Stock Split.”

2. Article Fourth, Section C of the Second Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

“C. 12,127,468 of the authorized shares of Preferred Stock are designated Series A Convertible Preferred Stock (the “Series A Preferred”), and 6,120,050 of the authorized shares of Preferred Stock are hereby designated Series B Convertible Preferred Stock (the “Series B Preferred”).”

3. Article Fourth, Section D, Subsection 1(b) of the Second Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

“(b) The “Series A Original Issue Price” shall be $.88903 per share for the Series A Preferred, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Series A Preferred; and the “Series B Original Issue Price” shall be $6.1274 per share for the Series B Preferred, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Series B Preferred (the Series A Original Issue Price and the Series B Original Issue Price, each, an “Original Issue Price”).”

* * * * *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be signed by its Chief Executive Officer this 1st day of June, 2015.

By:

Name:	Matthew Calkins

Title:	Chief Executive Officer & President